EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firmv

We consent to the use of our report dated June 3, 2009 with respect to the statements of net assets available for benefits of the Chemical Financial Corporation 401(k) Savings Plan as of December 31, 2008 and 2007, and the related statement of changes in net assets available for benefits for the year ended December 31, 2008 included in the Annual Report (Form 11-K) for the year ended December 31, 2008.

/s/ Andrews Hooper & Pavlik P.L.C. Certified Public Accountants

Saginaw, Michigan
April 29, 2010